Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 30, 2014 with respect to the consolidated financial statements of Expro Holdings UK 3 Limited and our report dated June 30, 2014 with respect to the balance sheet of Expro Oilfield Services PLC, included in the Registration Statement (Form F-1 No. 333-197155) and related Prospectus of Expro Oilfield Services PLC for the registration of its American depository shares (ADSs) dated September 23, 2014.

/s/ Ernst & Young LLP

Reading, United Kingdom

September 23, 2014